Exhibit 10.1

April 1, 2024

KYLE PISKEL

Re:	Promotion

Dear Kyle:

Congratulations on your promotion to the position of Chief Financial Officer. You will report to Chad Robins, Chief Executive Officer in your new role. This letter sets out the terms of your new “at will” position with Adaptive, which will become effective on April 8, 2024.

Compensation

Your new full-time position is Exempt and you will be paid a base salary of $380,000 per year, less applicable tax and other withholdings.

Benefits

You will not experience a change in your benefits and will continue to be eligible to participate in the various health and welfare benefit plans, including group health insurance and vacation programs as selected and enrolled.

Bonus

For 2024, your target bonus is 40% of your eligible earnings. Your participation is conditioned upon your continued employment with Adaptive through the payment date(s) for the relevant year’s Bonus Plan and will be modified depending on your percentage of completion of performance goals established by you and your manager, Bonus Plan adjustments made by the Compensation Committee and other factors as set forth in the Adaptive Bonus Plan.

Equity Awards

In connection with your new role, you will be issued a restricted stock unit (RSU) grant of 31,260 shares, and a performance stock unit (PSU) grant of 75,000 shares. Combined with the 43,740 RSU’s in your 2024 Annual Equity Refresh, this results in a total of 150,000 combined shares granted this year. The grant date of these awards will be one of Adaptive’s standard grant dates, to be determined based on your promotion effective date. Your RSU grant will vest over a period of four (4) years, with twenty-five percent (25%) of the shares vesting in equal increments on each of the four anniversaries of the vesting commencement date. The performance period for your PSU awards is three (3) years from the grant date, and payout will be subject to the Relative Total Shareholder Return (rTSR) of Adaptive’s stock as compared with an established index of biotech peer stocks, per the terms of your separate PSU Award agreement.

Vesting for all awards are subject to your continued service through the applicable vesting dates. All equity awards are subject to the terms and conditions of Adaptive’s equity incentive plan and standard forms of equity agreement, both of which you will be required to sign as a condition of receiving the awards.

Your employment with Adaptive remains “at will”; it is for no specified term and may be terminated by you or Adaptive at any time, with or without cause or advance notice. Adaptive may also change your compensation package or responsibilities at any time, with or without cause or advance notice.

[Redacted]

This offer letter, in conjunction with your prior Noncompetition, Nonsolicitation, Proprietary and Confidential Information and Developments Agreement (“Restrictive Covenants Agreement”) and Severance Agreement, together constitute the entire agreement between you and Adaptive regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations, or agreements between you and Adaptive. For clarity, you are and remain bound by the terms of the Restrictive Covenants Agreement and your employment continues to be subject to the terms of your Severance Agreement. The provisions of this letter regarding “at will” employment may be modified only by a document manually signed by you and Adaptive’s CEO.

Promotion & RCA

April 1, 2024

Congratulations again on your new role within Adaptive, we are pleased to have you continue your career with us! Please sign and date this letter in the spaces provided below to acknowledge your acceptance of the terms of this letter.

Sincerely,

Adaptive Biotechnologies Corporation

By:	/s/ Francis Lo

Date: April 4, 2024

Francis Lo
Chief People Officer

I agree to and accept this position change with Adaptive Biotechnologies Corporation on the terms and conditions set forth in this agreement.

By:	/s/ Kyle Piskel

Date: April 4, 2024

Kyle Piskel